Exhibit 99.6

BRAINY ACQUISITIONS, INC
PRO FORMA BALANCE SHEET
September 30, 2010
(Unaudited)

	As Reported	Pro Forma

	9/30/2010	Adjustments	Combined

ASSETS

CURRENT ASSETS:
	$168,065	$2,733,949	$2,902,014
Accounts receivable, net	84,636	-	84,636
Inventory, net	130,550	-	130,550
Prepayments and other current assets	38,955	87,486	126,441

Total Current Assets	422,206	2,821,435	3,243,641

PROPERTY AND EQUIPMENT, net	71,583	-	71,583

INTANGIBLE ASSETS, net	644,095	-	644,095

Total Assets	$1,137,884	$2,821,435	$3,959,319

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable	42,004	-	42,004
Accrued expenses	35,350	-	35,350
Deferred revenue	235,762	-	235,762
Notes payable	300,000	-	300,000
Other current liabilities	67,110	-	67,110

Total Current Liabilities	680,226	-	680,226

CONVERTIBLE NOTES PAYABLE	-	1,934,178	1,934,178
DERIVATIVE LIABILITES	-	905,701	905,701

TOTAL LIABILITES	680,226	2,839,879	3,520,105

STOCKHOLDERS' EQUITY:
Common stock	65	32,635	32,700
Additional paid-in capital	-	641,427	641,427
Retained earnings	457,593	(692,506)	(234,913)

Total Stockholders' Equity	457,658	(18,444)	439,214

Total Liabilities and Stockholders' Equity	$1,137,884	$2,821,435	$3,959,319

1	To account for the $2,806,489 sale of convertible notes and to account for the corresponding debt issue costs, debt discount andderivatives liabilties associated with the convertible notes.

2	Issuance of common stock for services, to effect the recapitalziation with a public shell, and to reflect a 7.5 to 1 forward split of the common stock

3
Profit and loss effect of the issuance of shares to employees, officers and service providers, amortization of debt discount and debt issue costs and to reflect the change in fair market value of the derivative liabilties

BRAINY ACQUISITIONS, INC
PRO FORMA STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2010
(Unaudited)

	As Reported	Pro Forma

	9/30/2010	Adjustments	Combined

TOTAL NET REVENUES	$341,295	$-	$341,295

COST OF SALES	86,589	-	86,589

GROSS PROFIT	254,706	-	254,706

OPERATING EXPENSES:
Selling, general and administrative expenses	824,677	655,312	1,479,989
Depreciation and amortization	60,583	-	60,583

Total Operating Expenses	885,260	655,312	1,540,572

INCOME (LOSS) FROM OPERATIONS	(630,554)	(655,312)	(1,285,866)

OTHER (INCOME) EXPENSE:
Gain on extinguishment of debt	2,277,338	-	2,277,338
Change in fair market value derivative liability	-	13,184	13,184
Interest income	1,266		1,266
Interest expense	(92,811)	(50,378)	(143,189)

Total Other Income, net	2,185,793	(37,194)	2,148,599

INCOME (LOSS) BEFORE INCOME TAXES	1,555,239	(692,506)	862,733

INCOME TAXES	-	-	-

NET INCOME (LOSS)	1,555,239	(692,506)	862,733

INCOME PER COMMON SHARE - BASIC AND DILUTED:	$24,300.61		$0.06

Weighted average number of common shares outstanding	64	13,614,622	13,614,686

2